FORM 18-K/A
          For Foreign Governments and Political Subdivisions Thereof

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 1 to

                                 ANNUAL REPORT

                                      of

                           PROVINCE OF SASKATCHEWAN
                                    CANADA
                             (Name of Registrant)

                Date of end of last fiscal year: March 31, 2002

                            SECURITIES REGISTERED*
                         (As of close of fiscal year)

==============================================================================
                                Amounts as to               Names of
  Title of issue              which registration          Exchanges on
                                is effective            which registered
==============================================================================

         Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission

                             HON. MICHAEL PHILLIPS
                            Canadian Consul General
                              Canadian Consulate
                          1251 Avenue of the Americas
                             New York, N.Y. 10020
                                      or
                               BRIAN SCHUMACHER
                              Canadian Consulate
                          1251 Avenue of the Americas
                             New York, N.Y. 10020
                                  Copies to:

           JOHN W. WHITE                             RON STYLES
      Cravath, Swaine & Moore                Deputy Minister of Finance
          Worldwide Plaza                      Department of Finance
         825 Eighth Avenue                    Province of Saskatchewan
        New York, N.Y. 10019                     2350 Albert Street
                                               Regina, Saskatchewan,
                                                   Canada S4P 4A6

* The Registrant is filing this amendment to its annual report on a voluntary basis.


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     This amendment to the annual report of the Province of Saskatchewan on
Form 18-K/A for the year ended March 31, 2002 comprises:

(a)  Pages numbered 1 to 4 consecutively.

(b)  The following exhibits:

Exhibit (j):    Province of Saskatchewan 3rd Quarter Financial Report

Exhibit (k):    Economic Review 2002













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


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Regina, Saskatchewan on the 31st day of March, 2003.

                              PROVINCE OF SASKATCHEWAN




                              By /s/ Rae Haverstock
                                 ------------------------------
                                 Name:  Rae Haverstock
                                 Title: Executive Director
                                        Capital Markets Branch
                                         Treasury and Debt Management Division
                                         Department of Finance













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


                                 EXHIBIT INDEX




EXHIBIT (j):    Province of Saskatchewan 3rd Quarter Financial Report
EXHIBIT (k):    Economic Review 2002
















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